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                                                                    EXHIBIT 12.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.
          COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                ($ IN THOUSANDS)

                                                                                             NINE MONTHS      NINE MONTHS
                                                            SIX MONTHS   FISCAL YEAR ENDED      ENDED     ENDED SEPTEMBER 30,
                                                              ENDED         DECEMBER 31,      SEPTEMBER
                              FISCAL YEAR ENDED JUNE 30,   DECEMBER 31,  ------------------      30,      --------------------
                             ----------------------------  ------------                      -----------
                                              1996                              1996                              1997
                               1995    ------------------      1995      ------------------     1996      --------------------
                             --------              PRO     ------------              PRO     -----------                PRO
                              ACTUAL    ACTUAL    FORMA       ACTUAL      ACTUAL    FORMA      ACTUAL      ACTUAL      FORMA
                             --------  --------  --------  ------------  --------  --------  -----------  ---------  ---------
Fixed Charges:
  Interest expense
    including amortization
    of debt issuance
    costs................... $    170  $ 10,477  $ 10,824    $  2,835    $ 10,390  $ 10,619   $  13,653   $  25,336  $  25,338
  Portion of rent expenses
    representative of
    interest(1).............       66       385       425         124         561       581         402       1,544      1,552
                             --------  --------  --------     -------    --------  --------    --------    --------   --------
        Total fixed
          charges...........      236    10,862    11,249       2,959      10,951    11,200      14,055      26,880     26,890
Earnings (loss):
  Earnings (loss) before
    minority interest.......  (14,746)  (27,195)  (28,303)     (9,035)    (35,077)  (35,768)    (31,856)    (79,640)   (79,665)
  Preferred stock
    dividends...............    1,071     3,871     3,871       1,854       2,003     2,003       3,024       3,584      3,584
  Fixed charges.............      236    10,862    11,249       2,959      10,951    11,200      14,055      26,880     26,890
                             --------  --------  --------     -------    --------  --------    --------    --------   --------
        Earnings (loss)
          adjusted for fixed
          charges and
          preferred stock
          dividends......... $(16,053) $(41,928) $(43,423)   $(13,848)   $(48,031) $(48,971)  $ (48,935)  $(110,104) $(110,139)
Ratio of earnings (loss) to
  combined fixed charges and
  preferred stock
  dividends.................       --        --        --          --          --        --          --          --         --
Deficiency in earnings to
  cover combined fixed
  charges and preferred
  stock dividends........... $(16,353) $(34,117) $(35,225)   $(11,652)   $(39,348) $(40,039)  $ (38,302)  $ (86,778) $ (86,803)

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(1) One-third of rent expense is deemed to be representative of interest.